EXHIBIT 99.1

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                                    COMPANY CONTACT: John F. DeBernardis, Ph.D.,
                                    President and CEO
                                    (847) 573-8025 ext. 264

                                    AGENCY CONTACT: Ira Weingarten/Steve Chizzik
                                    Equity Communications (805) 897-1880

                                    MEDIA CONTACT: Deanne Eagle
                                    (917) 837-5866

  APPLIED NEUROSOLUTIONS ANNOUNCES RESIGNATION OF CHIEF EXECUTIVE OFFICER AND
       ELEVATION OF JOHN F. DEBERNARDIS, PH.D. TO CHIEF EXECUTIVE OFFICER

VERNON HILLS,  IL,  SEPTEMBER 28, 2004 - Applied  NeuroSolutions,  Inc. (OTC BB:
APNS  www.appliedneurosolutions.com),  headquartered here, said today that Bruce
N. Barron, who has been an officer of the Company since 1993 and has served as Chairman since 1999 and Chief Executive Officer since 1995, resigned as CEO to accept a position as partner and manager for a new Private Equity / Venture Capital Fund. Mr. Barron will remain with the Company as Chairman of the Board of Directors, and will continue to assist management on various transactions and corporate activities.

The Board of Directors elected John F. DeBernardis, Ph.D., who has been with the Company since 1993 and has served as President and COO since 1999, to replace Mr. Barron as its Chief Executive Officer, effective immediately. Previously Dr. DeBernardis spent sixteen years at Abbott Laboratories where he began his career as a research chemist and progressively earned several promotions, ending with his position as the Area Head of Cardiovascular Research within the Pharmaceutical Products Division. Dr. DeBernardis received his Ph.D. degree from the University of Pittsburgh in 1974 and worked two years as an NIH postdoctoral fellow in the Department of Chemistry at MIT.

Mr. Barron said, " I have thoroughly enjoyed my eleven years with the Company. I have especially been fortunate to work with Dr. Peter Davies and the entire team at APNS." He was highly confident Dr. DeBernardis would do a superb job as CEO. "John and I have been together at APNS for eleven years, and have effectively run the Company as partners for the last nine years and I know he is ready to lead this company to a new level of success. While I look forward to my new challenge, I also look back at these last eleven years with great pride and I am happy to be able to continue to serve as Chairman of the Board." Mr. Barron said.

Dr. DeBernardis said his appointment comes, "At a very exciting time in the history of this company. We are in the advantageous position of having not just one, but several strategic proposals before us to bring the company's diagnostic products to market, and to do so in a way that creates maximum value for shareholders. I expect the entire plan to be completed and announced in the near future," he said.

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Once  this  plan  is  finalized  and  fully  operational,  "I  look  forward  to accelerating progress to identify a novel lead compound for the treatment of Alzheimer's disease that promises real and lasting benefits to patients." Dr. DeBernardis said.

Applied NeuroSolutions, Inc. is developing products to diagnose and treat Alzheimer's disease based on a novel theory of AD cause and pathology. In partnership with a scientific team at Albert Einstein College of Medicine, Applied NeuroSolutions' initial product candidate is a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy. The company is also developing a serum-based screening test, as well as a new class of therapeutics to treat AD. Alzheimer's disease currently afflicts over 4 million Americans, with that number expected to grow to 14 million by 2050. Currently, there is no FDA-approved diagnostic test to detect Alzheimer's disease available.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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